Exhibit 4.52

FRAMEWOKR AGREEMENT ON

FINANCING AND LEASING SERVICES

(2023-2025)

Party A: China Southern Airlines Co., Ltd.

Legal representative: Ma Xulun

Address: China Southern Airlines Building, No.68, Qixin Road, Baiyun District, Guangzhou City

Party B: CSA International Finance Leasing Co., Ltd.

Legal representative:

Address: 15/F, China Southern Airlines Building, No.68, Qixin Road, Baiyun District, Guangzhou City

Party A hereto refers to China Southern Airlines Co., Ltd. (hereinafter referred to as “China Southern Airlines”) and its wholly-owned and majority-controlled subsidiaries, as well as the wholly-owned and majority-controlled subsidiaries of such subsidiaries. “Party B” refers to China Southern Air Leasing Co., Ltd. (hereinafter referred to as “China Southern Air Leasing”) and its wholly-owned subsidiaries or wholly-owned project subsidiaries.

Party A and Party B, in accordance with the principles of equality and mutual benefit, reach the following Framework Agreement in respect of the financing and leasing services of Party B for Party A after consultation:

Chapter I General Provisions

Article 1 Party B agrees to provide Party A with financing or operating lease services for some aircraft, simulators, engines and special equipment (including special vehicles, storage, transportation and loading, security and safety, communication and navigation, flight training, maintenance and testing equipment, kitchen equipment, process equipment, aviation materials, etc., hereinafter collectively referred to as “special equipment”) required by Party A for the purpose of operation in 2023-2025.

Chapter II Specific Provisions

Article 2 In accordance with the Framework Agreement, Party A and Party B will conclude separate financing agreements in respect of specific transactions of aircraft, simulators and special equipment, the main contents of which are as follows:

Lessor: China Southern Air Leasing or its wholly-owned subsidiaries or wholly-owned project subsidiaries.

Lessee: China Southern Airlines, its wholly-owned and majority-controlled subsidiaries, or the wholly-owned and majority-controlled subsidiaries of such subsidiaries.

Subject matter: Aircraft, simulators and special equipment.

Leasing method: Financial lease.

Financing amount: Not more than 100% of the total purchase price of the subject matter.

Lease rate: The interest rate agreed by the lessor and the lessee.

Total rent: Principal and interest.

Rent payment method: From the date of delivery of the subject matter, the rent shall be paid on a monthly, quarterly or semi-annual basis, of which the principal shall be returned in accordance with the equal reimbursement of principal, principal/interest equal reimbursement or other specific principal reimbursement principle agreed between the lessor and the lessee. The lessor shall issue special VAT invoices to the lessee for the full amount of the principal and interest of the financial lease for the lessee’s VAT deduction.

Lease fee: The lessee will pay the lessor the lease fee of aircraft, simulators or special equipment within the agreed working days before or after the delivery date, and such fee shall not exceed 1% of the financing amount;

Ownership of leased equipment: During the lease period, the ownership of such subject matter shall belong to the lessor. Upon the lessee’s payment of the last instalment of rent and the nominal repurchase price at the end of the period to the lessor, such ownership shall transfer to the lessee, and the lessor shall carry out the relevant procedures for such transferring.

Article 3 In accordance with the Framework Agreement, Party A and Party B will conclude separate operating lease agreements in respect of specific transactions of aircraft, engines and special equipment, the main contents of which are as follows:

Lessor: China Southern Air Leasing or its wholly-owned project subsidiaries.

Lessee: China Southern Airlines, its wholly-owned and majority-controlled subsidiaries, or the wholly-owned and majority-controlled subsidiaries of such subsidiaries.

Subject matter: Aircraft, engines and special equipment.

Leasing method: Operating lease.

Rent: Specifically agreed by the lessor and the lessee.

Payment method: The rent shall be paid monthly or quarterly in advance from the date of delivery or subrogation of aircraft, engines and special equipment.

Ownership of leased equipment: During the lease period, the lessor has the ownership of the aircraft, engine and equipment, and the lessee enjoys the right to use. At the end of the lease period, the lessee shall return the aircraft, engine and equipment to the lessor.

Chapter III Special Provisions

Article 4 The parties shall, based on the market price, abide by the principals of fairness and rationality.

Article 5 The prerequisites for Party A to select Party B to provide financial leasing arrangements for its introduction of aircraft, simulators and special equipment include:

(1) Party B is stable in operation, with the qualification and ability to engage in large-scale financial leasing transactions of aircraft, simulators and special equipment.

(2) Party B shall, with reference to Party A’s invitation to bid or request for quotation, provide Party A with the financing solution to aircraft and simulators and financial lease quotation at a comprehensive cost not higher than that of Party A for the same type of transaction in the same period, or not higher than that of the third parties shortlisted, and such third parties with quotations shall be not less than two. The comprehensive cost of the special equipment financing solution and financial lease quotation provided to Party A shall not be higher than that of bank loans for the same type of equipment in the same period.

(3) Party B shall be able to issue VAT invoices for the full amount of the principal and interest of the financial lease for the lessee’s VAT deduction.

Article 6 The prerequisites for Party A to select Party B’s aircraft or engines for operating lease include:

(1) The ownership of such aircraft or engines shall belong to Party B.

(2) The quotation of operating lease of aircraft, engines and special equipment provided by Party B to Party A shall be not higher than the comprehensive cost of the same type of transaction of Party A in the same period, or shall be not higher than that of operating lease quotations of third parties shortlisted, and such third parties with quotations shall be not less than two. The comprehensive cost of the medium-age and old aircraft disposed of by Party A through sale and leaseback and the spare engines leased by way of operating lease shall be not higher than that of other quotations shortlisted, or shall be not higher than the current lease price of the same type of asset of Party A, on a basis of the lease price of the same type of aircraft with the same age in the Chinese market or the same type of engine in the Chinese market in the current period. The lease price shall be adjusted according to the condition and utilization rate of the aircraft and engines and shall be determined after fair consultation between the parties.

Article 7 The total rent amount paid by Party A to Party B for the introduction of aircraft, simulators and special equipment through financial lease during the lease term shall not exceed the maximum amount each year: USD4.1 billion or its equivalent in RMB in 2023, USD4.1 billion or its equivalent in RMB in 2024, and USD3.6 billion or its equivalent in RMB in 2025. The total amount of fees paid by Party A to Party B for financial lease of aircraft, simulators and special equipment shall not exceed the maximum amount each year: USD33.27 million or equivalent in RMB in 2023, USD32.98 million or equivalent in RMB in 2024, and USD28.68 million or equivalent in RMB in 2025.

Party A and Party B confirm that, in accordance with the relevant recognition conditions of IFRS 16 and China’s Accounting Standards for Business Enterprises No. 21 and the Agreement, the financial lease of Party A (lessee) shall be regarded as a right-of-use asset. The annual cap hereunder shall be USD3,361 million, USD3,331 million and USD2,896 million or the equivalent in RMB, respectively.

The operating lease rent of aircraft, engines and special vehicles paid by Party A to Party B shall not exceed the maximum amount each year: USD197 million or its equivalent in RMB in 2023, USD356 million or its equivalent in RMB in 2024, and USD486 million or its equivalent in RMB in 2025.

The total amount of operating lease rent of aircraft, engines and special vehicles paid by Party A to Party B during the lease term shall not exceed the maximum amount each year: USD1,524 million or its equivalent in RMB in 2023, USD1,436 million or its equivalent in RMB in 2024, and USD1,119 million or its equivalent in RMB in 2025.

Party A and Party B confirm that, in accordance with the relevant recognition conditions of IFRS 16 and China’s Accounting Standards for Business Enterprises No. 21, the operation lease of Party A (lessee) shall be regarded as a right-of-use asset. The annual cap hereunder shall be USD1,262 million, USD1,174 million and USD916 million or the equivalent in RMB, respectively.

Chapter IV Liability for Breach

Article 8 Party A and Party B shall strictly fulfill their respective obligations hereunder. Any breach of the Agreement by either party shall be deemed to breach the Agreement. The party in breach shall bear the liability in accordance with the relevant provisions of the Civil Code of the People’s Republic of China, and the other party shall be entitled to terminate the Agreement.

Article 9 In case Party A and Party B only violate the specific agreements signed under this Framework Agreement, such breach shall be handled in accordance with the specific agreements and shall not affect the continued performance of the Framework Agreement and other specific agreements thereunder.

Chapter V Validity and Effective Period of the Agreement

Article 10 The Agreement shall be effective from January 1, 2023 to December 31, 2025, and shall be subject to the approval of the Board of Directors and the General Meeting of Shareholders of China Southern Airlines. The Agreement shall be legally binding on both parties as of the date of entry into force.

Article 11 An extension agreement may be signed after mutual written consent of both parties and the approval of the Board of Directors and the General Meeting of Shareholders of China Southern Airlines within thirty days prior to the expiration of the effective period, unless otherwise provided or required by the listing rules applicable to Party A.

Chapter VI Supplementary Provisions

Article 12 The Agreement shall not be changed or amended by either party without the prior written consent of both parties. The supplementary agreement is legally binding on both parties only if it is supplemented and modified by mutual agreement and formed in writing.

Article 13 Any matters not covered in the Agreement shall be resolved by the parties hereto through negotiation with a written supplementary agreement. Such written supplementary agreement shall have the equal legal effect as the Agreement.

Article 14 Any dispute arising from the interpretation, validity and implementation of the Agreement shall be resolved through friendly consultation between the parties. Where the consultation fails, either party may submit the dispute to the Baiyun District People’s Court of Guangzhou for resolution through litigation.

Article 15 The Agreement is made in six copies, with three copies for each party, and each copy shall have the equal legal effect.

Party A:

Authorized representative:

Date

Party B:

Authorized representative:

Date